                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              ARVINMERITOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                          [ArvinMeritor Logo]

                                          LETTER TO
                                          SHAREOWNERS
                                          NOTICE OF 2002
                                          ANNUAL MEETING
                                          AND
                                          PROXY STATEMENT

[ArvinMeritor Logo]

January 4, 2002

Dear Shareowner:

You are cordially invited to attend the 2002 annual meeting of shareowners of ArvinMeritor, Inc.

The meeting will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 20, 2002, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please complete and return the form enclosed with your proxy or direction card, or indicate your intention to attend when voting by telephone or Internet, and an admittance card will be forwarded to you promptly.

It is sincerely hoped that as many shareowners as can conveniently attend will do so.

Sincerely yours,

/s/ Larry D. Yost
Larry D. Yost
Chairman of the Board
and Chief Executive Officer

                               ARVINMERITOR, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREOWNERS

TO THE SHAREOWNERS OF
ARVINMERITOR, INC.:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company") will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 20, 2002, at 9 a.m. (Eastern Standard Time) for the following purposes:

     (1)(a) to elect four members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2005;

        (b) to elect one member of the Board of Directors of the Company with a term expiring at the Annual Meeting in 2003;

     (2) to consider and vote upon a proposal to approve the selection by the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

     (3) to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 14, 2001 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

[/s/ Bonnie Wilkinson]
Bonnie Wilkinson
Secretary

January 4, 2002

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

                                PROXY STATEMENT

     The 2002 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company" or "ArvinMeritor") will be held on February 20, 2002, for the purposes set forth in the accompanying Notice of 2002 Annual Meeting of Shareowners. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. This statement and the proxy are first being sent to shareowners on or about January 4, 2002.

     Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; or (c) voting via the Internet. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If a shareowner votes by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy or by attending the meeting and voting in person.

     The Company was incorporated in Indiana in March 2000 in connection with the merger (the "Merger") of Meritor Automotive, Inc. ("Meritor") and Arvin Industries, Inc. ("Arvin") on July 7, 2000. Following the Merger, shareowners of Arvin and Meritor were entitled to exchange their common stock for shares of Common Stock, par value $1 per share, of the Company ("Common Stock"), at specified exchange ratios.

     The Company's policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on December 14, 2001, are entitled to receive notice of, and to vote at, the meeting. On December 14, 2001, the Company had outstanding 66,492,558 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

     As of December 14, 2001, T. Rowe Price Trust Company, 4555 Painters Mill Road, Owings Mills, Maryland 21117, as trustee under the ArvinMeritor savings plans for its participating employees, and Wells Fargo Bank, N.A., 707 Wilshire Boulevard, Los Angeles, California 90017, as trustee under the Rockwell International Corporation ("Rockwell") savings plans for its participating employees and Rockwell Collins savings plans for its participating employees, held the following numbers of shares of Common Stock:

                                                                       PERCENT OF OUTSTANDING
NAME                                               NUMBER OF SHARES         COMMON STOCK
----                                               ----------------    ----------------------
T. Rowe Price Trust Company......................      3,765,618                5.66
Wells Fargo Bank, N.A. ..........................      3,272,546                4.92

     If you are a participant in any of these plans, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to shares held in your account. Shares held on account of the participants in these plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of the Company's telephone or Internet voting procedures). Where no instructions are received, shares held in the Rockwell and Rockwell Collins plans will be voted as the trustee deems proper, and shares held in the Company plans will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

     In addition, the following entities reported beneficial ownership of 3,888,758 shares, representing approximately 5.48% of the outstanding shares, of ArvinMeritor Common Stock as of December 31, 2000: Barclays Global Investors N.A., and Barclays Global Fund Advisors, 45 Fremont Street, San Francisco,

California 94105; Barclays Fund Limited, Gredley House, 11 The Broadway, Stratford, England E15 4BJ; and Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, England EC3 NHH. The shares are held in trust accounts for the benefit of beneficiaries of those accounts. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001.

ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting held three years later. The Company's Board of Directors currently consists of thirteen members and, after the 2002 Annual Meeting, will consist of twelve members.

     Four directors are standing for re-election at the 2002 Annual Meeting as Class II directors, for terms expiring at the Company's Annual Meeting in 2005. One director is standing for re-election as a Class III director for a one-year term expiring at the Annual Meeting in 2003. The three other directors in Class III and the four directors in Class I are serving terms expiring at the Company's Annual Meeting of Shareowners in 2003 and 2004, respectively.

     Harold A. Poling, currently a Class II director, has determined to retire as of the date of the 2002 Annual Meeting and not to stand for reelection. Charles H. Harff (formerly a Class I Director) is standing for re-election at the 2002 Annual Meeting as a Class II Director for a term expiring at the Annual Meeting in 2005, and Steven C. Beering (formerly a Class II Director) is standing for re-election as a Class III director for a one-year term expiring at the Annual Meeting in 2003.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the four nominees specified in Class II -- Nominees for Directors with Terms Expiring in 2005 and the nominee specified in Class III -- Nominee for Director with a Term Expiring in 2003 below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and of a substitute nominee, or
(b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

     The following information, as reported to the Company, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director; position, if any, with the Company; business experience; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS II -- NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2005

RHONDA L. BROOKS
President, Exterior Systems Business, Owens Corning, Inc. (Building Materials and Fiberglass Composites)

Age 49

[RHONDA L. BROOKS PHOTO]
                Ms. Brooks, a director since July 2000 and a director of Meritor from July 1999 until the Merger, is a member of the Environmental and Social Responsibility Committee. She has served as the President of the Exterior Systems Business of Owens Corning, Inc. since June 2000. She served Owens Corning as President of the Roofing Systems Business from December 1997 to June 2000, as Vice President, Investor Relations from January to December 1997 and as Vice President-Marketing of the Composites Division from 1995 to 1996. Prior to that time, she served as Senior Vice President and General Manager of PlyGem Industries, Inc. from 1994 to 1995, and as Vice President -- Oral Care and New Product Strategies, and Vice President -- Marketing of Warner Lambert Company from 1990 to 1994. She is a director of Central Vermont Public Service Corporation and a trustee of the University of Toledo.

JOSEPH P. FLANNERY
Chairman of the Board, President and Chief Executive Officer, Uniroyal Holding, Inc. (Holding Company)

Age 69

[JOSEPH P. FLANNERY PHOTO]
                Mr. Flannery, a director since July 2000 and a director of Arvin from 1991 until the Merger, is a member of the Board Composition Committee and the Compensation and Management Development Committee. He is the Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc., positions he has held since 1987. Mr. Flannery is a director of Ingersoll-Rand Company, K-Mart Corp., Newmont Mining Corporation and The Scotts Company.

CHARLES H. HARFF
Retired Senior Vice President, General Counsel and Secretary, Rockwell International Corporation (Electronic Controls and Communications)

Age 72

[CHARLES H. HARFF PHOTO]
                Mr. Harff, a director since July 2000 and a director of Meritor from May 1997 until the Merger, is a member of the Audit Committee and the Compensation and Management Development Committee. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell, and he served as a consultant to Rockwell from February 1996 to July 2001. He is president and a director of the Fulbright Association and a director of several charitable and civic organizations.

MARTIN D. WALKER
Retired Chairman of the Board and Chief Executive Officer, M.A. Hanna Company (Specialty Chemicals,
Plastics and Rubber Products)

Age 69

[MARTIN D. WALKER PHOTO]
                Mr. Walker, a director since July 2000, is a member of the Board Composition Committee and the Compensation and Management Development Committee. He is a principal of MORWAL Investments. Mr. Walker served M.A. Hanna Company as Chief Executive Officer from October 1998 until June 1999 and as Chairman of the Board from October 1998 until December 1999. He had previously served M.A. Hanna as Chief Executive Officer from 1986 until December 1996 and as Chairman of the Board from 1986 until June 1997. He is a director of Comerica, Inc., Goodyear Tire and Rubber Co., Lexmark International Group, Textron, Inc. and The Timken Company.

CLASS III -- NOMINEE FOR DIRECTOR WITH A TERM EXPIRING IN 2003

STEVEN C. BEERING
President Emeritus, Purdue University

Age 69

[BEERING PHOTO]
                Dr. Beering, a director since July 2000 and a director of Arvin from 1983 until the Merger, is Chairman of the Environmental and Social Responsibility Committee and a member of the Compensation and Management Development Committee. He is the President Emeritus of Purdue University, having held the position of President of Purdue University and Purdue University Foundations, a private support organization, from 1983 until 2000. Dr. Beering is a director of Eli Lilly and Company, NiSource Inc., American United Life Insurance Co. and Veridian Corporation. He is also Chairman of the Board of the Purdue Research Foundation and a trustee of the University of Pittsburgh.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES, WHICH IS PRESENTED AS ITEM (1).

CLASS III -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2003

VICTORIA B. JACKSON
President, Victoria Belle, Inc. (Jewelry)

Age 46

[VICTORIA B. JACKSON PHOTO]
                Ms. Jackson, a director since July 2000 and a director of Meritor from July 1999 until the Merger, is a member of the Audit Committee. She currently serves as President of Victoria Belle, Inc., a fine jewelry design and marketing firm. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson is a director of AmSouth Bancorporation and PepsiAmericas, Inc. and is a member of various business, educational and civic organizations.

JAMES E. MARLEY
Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 66

[JAMES E. MARLEY PHOTO]
                Mr. Marley, a director since July 2000 and a director of Meritor from April 1999 until the Merger, is a member of the Audit Committee and the Environmental and Social Responsibility Committee. He is the retired Chairman of the Board of AMP Inc., serving in that position from 1993 to 1998. He joined AMP in 1963 and served in a variety of engineering and executive positions until his retirement in 1998. He is also a director of Armstrong Holdings, Inc. and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations.

JAMES E. PERRELLA
Retired Chairman of the Board, President and Chief Executive Officer, Ingersoll-Rand Company (Industrial Components)

Age 66

[JAMES E. PERRELLA PHOTO]
                Mr. Perrella, a director since July 2000 and a director of Arvin from 1999 until the Merger, is a member of the Board Composition Committee and the Compensation and Management Development Committee. Mr. Perrella served as Chairman of the Board of Ingersoll-Rand Company from 1993 until his retirement in 2000. Between 1993 and October 1999, he also served as President and Chief Executive Officer of Ingersoll-Rand. Mr. Perrella is also a director of Becton Dickinson and Company, Bombardier Inc., Milacron Inc. and Rio Algorn Limited.

CLASS I -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2004

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, Chivas Industries LLC (Automotive Components)

Age 58

[JOSEPH B. ANDERSON PHOTO]
                Mr. Anderson, a director since July 2000 and a director of Meritor from September 1997 until the Merger, is Chairman of the Board Composition Committee and a member of the Environmental and Social Responsibility Committee. He is Chairman of the Board and Chief Executive Officer of Chivas Industries LLC, having held that position (including with its predecessor, Chivas Products, Ltd.) since October 1994. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Incorporated (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation, United Services Automotive Association and R. R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

WILLIAM D. GEORGE, JR.
Retired President and Chief Executive Officer, S.C. Johnson Wax (Chemical Specialty Products)

Age 69

[WILLIAM D. GEORGE, JR. PHOTO]
                Mr. George, a director since July 2000 and a director of Arvin from 1994 until the Merger, is Chairman of the Audit Committee and a member of the Environmental and Social Responsibility Committee. Since 1981, he served in a variety of positions with S.C. Johnson Wax, until he became Executive Vice President and Chief Operating Officer, Worldwide Consumer Products from 1988 to 1990, and President, Worldwide Consumer Products from 1990 to 1993. Mr. George was elected President and Chief Executive Officer of S.C. Johnson Wax in 1993, positions he held until retirement in 1997. He is also a director of Reilly Industries, Inc. and Nobex Corporation, and is a member of the Board of Trustees of Carthage College.

RICHARD W. HANSELMAN
Chairman of the Board, Health Net, Inc. (Managed Care Provider)

Age 74

[RICHARD W. HANSELMAN PHOTO]
                Mr. Hanselman, a director since July 2000 and a director of Arvin from 1983 until the Merger, is a member of the Board Composition Committee. He is the Chairman of the Board of Health Net, Inc., a position he has held (including with its predecessor, Foundation Health Corporation) since 1999. Earlier, Mr. Hanselman joined Genesco, Inc. (footwear and apparel) in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as Chairman of the Board until 1986. He serves on the boards of three privately held companies and is Chairman of one, and is a Trustee of the Committee for Economic Development.

LARRY D. YOST
Chairman of the Board and Chief Executive Officer of the Company

Age 63

[LARRY D. YOST PHOTO]
                Mr. Yost has been a director since March 2000, when he was elected to his present position, and was a director of Meritor from May 1997 until the Merger. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, Operations, of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. He served as Chairman of the Board and Chief Executive Officer of Meritor from May 1997 until July 2000. Mr. Yost is a director of Kennametal Inc. and a trustee of Kettering University.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of the Company. The Board has established four standing committees the principal functions of which are briefly described below. In fiscal year 2001, the Board of Directors held five regularly scheduled and special meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served in fiscal year 2001.

     The Audit Committee is currently composed of four non-employee directors, William D. George, Jr. (chairman), Charles H. Harff, Victoria B. Jackson and James E. Marley. The Audit Committee has a written charter, which it reviews and reassesses annually for compliance with rules of the New York Stock Exchange. Among its functions, it selects and recommends to the Board of Directors the employment of independent public accountants for the Company, subject to approval of the shareowners; reviews the scope of and procedures used in audits and reviews of the Company's financial statements by the independent public accountants; reviews the Company's annual and quarterly financial statements before their release; reviews and approves the fees charged by the independent public accountants and the scope and extent of any non-audit services they perform for the Company; receives and evaluates a report from the independent public accountants as to their independence; reviews the adequacy of the Company's systems of internal controls and recommendations of the independent public accountants with respect to internal controls; reviews the scope and results of internal audits; reviews and acts on comments and suggestions by the independent public accountants and by the Company's internal auditors with respect to their audit activities; monitors compliance by the employees with the Company's standards of business conduct policies; monitors risk exposures and initiatives to control such exposures; and reviews all of the foregoing with management. The Audit Committee held six meetings in fiscal year 2001.

     The Board Composition Committee is currently composed of six non-employee directors, Joseph B. Anderson, Jr. (chairman), Joseph P. Flannery, Richard W. Hanselman, James E. Perrella, Harold A. Poling and Martin D. Walker. The principal functions of the Board Composition Committee are to consider and recommend to the Board qualified candidates for election as directors of the Company and periodically to prepare and submit to the Board for adoption the Committee's selection criteria for director nominees. This Committee also periodically assesses and reports to the Board on the performance of the Board of Directors. The Board Composition Committee held one meeting in fiscal year 2001. Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its World Headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.

     The six members of the Compensation and Management Development Committee (the "Compensation Committee"), Harold A. Poling (chairman), Steven C. Beering, Joseph P. Flannery, Charles H. Harff, James E. Perrella and Martin D. Walker, are non-employee directors and are not eligible to participate in any of the plans or programs that are administered by the Committee (except the Directors Stock Plan). The principal functions of the Compensation Committee are to evaluate the performance of the Company's senior executives and plans for management succession and development, to consider the design and competitiveness of the Company's compensation plans, to review and approve senior executive compensation and to administer the Company's incentive, deferred compensation, stock option and long-term incentives plans. The Compensation Committee held seven meetings and acted by unanimous written consent six times in fiscal year 2001.

     The Environmental and Social Responsibility Committee, which is composed of five non-employee directors, Steven C. Beering (chairman), Joseph B. Anderson, Jr., Rhonda L. Brooks, William D. George, Jr. and James E. Marley, reviews and assesses the Company's policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This Committee held one meeting in fiscal year 2001.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive a retainer at the rate of $35,000 per year for Board service. No additional retainer is paid for service on committees.

     Immediately following each Annual Meeting of Shareowners, each non-employee director receives:

     - 1,000 shares of Common Stock and

     - options to purchase 3,000 shares of Common Stock at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the grant.

A non-employee director who is elected to the Board between Annual Meetings receives a pro rata portion of these grants.

     A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all of the annual grant of shares and all or any portion of the cash retainer by electing to receive restricted shares that could be forfeited if certain conditions are not satisfied. The restricted shares in lieu of the cash retainer are valued at the closing price of the Common Stock on the New York Stock
Exchange -- Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

     Directors who are also employees of the Company or a subsidiary of the Company do not receive compensation for serving as directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On October 5, 2000, Owens Corning, Inc. filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware. Owens Corning stated that it took the action to address demands on its cash flow resulting from asbestos-related liability. Rhonda L. Brooks, a director of the Company, is President of the Exterior Systems Business of Owens Corning.

     In October 1997, Chivas Products, Ltd., of which Joseph B. Anderson, Jr., a director of the Company, was Chairman of the Board and Chief Executive Officer, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in U.S. Bankruptcy Court in the Eastern District of Michigan. On March 4, 1998, the court approved a restructuring plan, pursuant to which the assets of Chivas Products, Ltd. were sold on March 17, 1998 to Chivas Industries LLC, a joint venture between Mr. Anderson and Continental Plastics Co. Mr. Anderson is Chairman of the Board and Chief Executive Officer of the joint venture.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to the Company as of November 30, 2001, of the Company's Common Stock of (a) each director, (b) each executive officer listed in the Summary Compensation Table under the heading Executive Compensation below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of the Company's Common Stock.

                  BENEFICIAL OWNERSHIP AS OF NOVEMBER 30, 2001

                                                                        COMMON STOCK
                                                         -------------------------------------------
NAME                                                     SHARES(1)(2)            PERCENT OF CLASS(3)
----                                                     ------------            -------------------
Joseph B. Anderson, Jr. ...............................       9,250(4)                     *
Steven C. Beering......................................       7,100                        *
Rhonda L. Brooks.......................................       4,186(5)                     *
Joseph P. Flannery.....................................       7,000                        *
William D. George, Jr. ................................       8,500                        *
Richard W. Hanselman...................................       8,000                        *
Charles H. Harff.......................................      24,797(6)                     *
Victoria B. Jackson....................................       4,186                        *
James E. Marley........................................      12,816(4)                     *
James E. Perrella......................................      11,027(4)                     *
Harold A. Poling.......................................      45,250(4)                     *
Martin D. Walker.......................................      13,516(4)(7)                  *
Larry D. Yost..........................................     299,539(4)(8)(9)(10)         .45
Terrence E. O'Rourke...................................      68,205(4)(8)                .10
Thomas A. Gosnell......................................      42,465(4)(8)(10)              *
Craig M. Stinson.......................................      53,174(4)(8)                  *
William K. Daniel......................................      61,072(4)(8)(10)              *
V. William Hunt........................................     635,054(8)                   .95
All of the above and other executive officers as a
  group (27 persons)...................................   1,540,318(4)(8)(10)           2.29

---------------
  * Less than 0.1%

 (1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

 (2) Includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,625 shares for each of Messrs. Anderson, Harff and Poling; 1,874 shares for each of Ms. Brooks and Ms. Jackson; 2,250 shares for Mr. Marley; 3,750 shares for Messrs. Beering, Flannery, George and Hanselman; 1,750 shares for Mr. Perrella; 750 shares for Mr. Walker; 69,333; 38,000; 21,000; 25,250; 34,250; and 546,333 shares for
     Messrs. Yost, O'Rourke, Gosnell, Stinson, Daniel and Hunt, respectively; and 852,203 shares for all directors and executive officers as a group.

 (3) For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (4) Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the Company's long-term incentive plans, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

 (5) Includes 2,312 shares held as trustee of a revocable trust.

 (6) Includes 2,332 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 16,840 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

 (7) Includes 2,133 shares held in the Martin D. Walker Charitable Remainder Trust, 3,750 shares held in the Mary J. Walker Trust, and 3,521 shares held in the Martin D. Walker Trust, of which Mr. Walker is trustee, and 2,249 shares held in the Walker Charitable Foundation.

 (8) Includes shares beneficially owned under the Company's and Rockwell's Savings Plans and the Company's Deferred Compensation and Equity Plans. Does not include the following share equivalents held under supplemental savings plans of Rockwell and the Company on November 30, 2001: 14,408; 2,895; 2,806; 247; 247; and 1,007 shares for Messrs. Yost, O'Rourke, Gosnell, Stinson, Daniel and Hunt, respectively, and 32,037 shares for all directors and executive officers as a group.

 (9) Includes deferred awards of Common Stock.

(10) Includes shares held jointly or in other capacities or held by a spouse, as to which, in some cases, beneficial ownership is disclaimed.

EXECUTIVE COMPENSATION

     The information shown below reflects the annual and long-term compensation, from all sources, of the chief executive officer of the Company, the other four most highly compensated executive officers of the Company at September 30, 2001, and one additional individual who would have been included in this group if he had been an executive officer at the end of the fiscal year (the "Named Executive Officers"). The Company began operation as a combined company on July 7, 2000. The compensation reported below for periods after July 7, 2000 is for services rendered in all capacities to the Company and its subsidiaries. The compensation reported below for periods on or before July 7, 2000 is for services rendered in all capacities to Meritor or Arvin and their respective subsidiaries, as applicable.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION         ---------------------------------------
                                   ------------------------------                   STOCK
                                                           OTHER    RESTRICTED    UNDERLYING                      ALL
                                                          ANNUAL      STOCK        OPTIONS      LONG-TERM        OTHER
NAME AND PRINCIPAL POSITION                               COMPEN-     AWARDS        (# OF       INCENTIVE       COMPEN-
WITH THE COMPANY(1)          YEAR   SALARY    BONUS(3)    SATION      ($)(5)      SHARES)(8)   PAYMENTS(10)    SATION(12)
---------------------------  ----  --------   --------    -------   ----------    ----------   ------------    ----------
Larry D. Yost.............   2001  $840,000   $      0    $13,457   $2,234,271(6)  208,000      $  257,088     $   40,425
  Chairman of the            2000   700,000    500,000    27,881             0      (9)            300,382        741,375
  Board and                  1999   575,000    600,000    25,066             0      (9)                  0         32,813
  Chief Executive Officer
Terrence E. O'Rourke......   2001   370,000          0    17,501       214,442(6)   63,000          80,640         18,013
  Senior Vice President      2000   336,000    195,100    24,476             0      (9)                  0        310,080
  and President, Light       1999   163,636    119,000    12,007             0      25,500               0              0
  Vehicle Systems
Thomas A. Gosnell.........   2001   335,000          0    12,112       267,579(6)   63,000          41,040         16,103
  Senior Vice President      2000   210,000    150,000    11,868             0      (9)             47,951         12,607
  and President, Commercial  1999   180,000    105,000     8,084             0      (9)                  0          6,300
  Vehicle Systems
Craig M. Stinson..........   2001   300,000          0     7,016        58,949(6)   63,000          20,544         53,652
  Senior Vice President      2000   208,500    147,874         0             0       4,250               0         99,203
  and President, Exhaust     1999   162,750     95,459         0             0      (9)                  0        147,184
  Systems
William K. Daniel.........   2001   300,000          0     8,887        77,493(6)   42,000          22,144         12,750
  Senior Vice President      2000   275,000          0     7,056             0      16,000               0      1,927,462
  and President, Light       1999   162,800    109,831     3,901             0      (9)                  0        170,199
  Vehicle Aftermarket
V. William Hunt...........   2001(2)  736,923  890,300    17,018     1,707,030(6)  188,000       3,878,100(11)  5,450,864
  Former Vice Chairman       2000   771,154          0    21,249             0     325,627(9)    1,163,463      8,136,734
  and President              1999   679,327    850,527(4) 13,920       184,844(7)   (9)                  0         65,910

---------------
 (1) Except with respect to Mr. Hunt, who resigned effective August 18, 2001, the table reflects the positions held with the Company at September 30, 2001. Mr. Gosnell previously served the Company as Senior Vice President and President, Heavy Vehicle Systems Aftermarket Products (July 2000-November 2000), and Mr. Stinson previously served the Company as Executive Vice President, Exhaust Systems (July 2000-September 2000). Each of the Named Executive Officers served either Meritor and its subsidiaries or Arvin and its subsidiaries in various executive capacities prior to July 7, 2000, the date of the Merger.

 (2) Mr. Hunt resigned from his positions with the Company effective August 18, 2001. His 2001 compensation includes bonus, long-term incentive payments and other compensation paid to him pursuant to certain agreements with the Company entered into in connection with the Merger. In addition, all of Mr. Hunt's restricted shares and options to purchase Company Common Stock vested on the effective date of his resignation. See Agreements with V. William Hunt below.

 (3) Reflects amount awarded, even if deferred for future payment.

 (4) Includes cash bonus plus the value of performance shares distributed to Mr. Hunt in fiscal year 1999 in the form of Arvin common stock.

 (5) The Named Executive Officers held the following aggregate numbers of restricted shares of Common Stock at September 30, 2001, with an aggregate value (based on the closing price of the Company's Common Stock, $14.29 per share, on the New York Stock Exchange -- Composite Transactions reporting system on September 28, 2001, the last trading day of the fiscal year) as follows: Mr. Yost -- 162,184 shares, $2,317,609; Mr. O'Rourke -- 11,065 shares, $158,119; Mr. Gosnell -- 13,807 shares, $197,302; Mr.
     Stinson -- 3,042 shares, $43,470; Mr. Daniel -- 3,998 shares, $57,131; and
     Mr. Hunt -- 0 shares, $0. Cash dividends on the restricted shares granted to the Named Executive Officers in fiscal year 2001 that are paid prior to their vesting are reinvested in additional restricted shares of Common Stock.

 (6) Restricted shares of Common Stock were issued to the Named Executive Officers on July 16, 2001 in exchange for cancellation of outstanding stock options. (See Aggregated Option Exercises and Fiscal Year-end Values and Compensation Committee Report on Executive Compensation below.) The reported dollar value of the 2001 grants represents the number of restricted shares issued, multiplied by the closing price of the Company's Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of grant ($19.50 per share).

 (7) Represents the value of restricted shares of Arvin common stock awarded in fiscal year 1999. These shares were converted to restricted shares of Company Common Stock at the time of the Merger. All of Mr. Hunt's restricted shares vested upon his resignation as a director and officer (see Agreements with V. William Hunt below).

 (8) All options issued prior to July 7, 2000 were originally issued as options to purchase Arvin or Meritor common stock, as applicable, and were converted to options to purchase Company Common Stock at the time of the Merger. All options issued after the date of the Merger were issued as options to purchase Company Common Stock.

 (9) The following numbers of stock options granted to the Named Executive Officers in fiscal year 1999 and 2000 were surrendered in fiscal year 2001 in exchange for issuance of restricted shares of Common Stock (as described in footnote 6): Mr. Yost -- 160,500; Mr. O'Rourke -- 37,500; Mr. Gosnell -- 22,875; Mr. Stinson -- 4,000; Mr. Daniel -- 7,000; and Mr. Hunt -- 151,785.

(10) Long-term incentive payments for Messrs. Yost, O'Rourke and Gosnell in fiscal years 2001 and 2000 consist of cash paid by the Company with respect to three-year performance plans, established under the Meritor 1997 Long-Term Incentives Plan, that ended in those years. Long-term incentive payments for Messrs. Daniel and Stinson in fiscal year 2001 consist of cash paid by the Company with respect to pro rata awards under the performance plan that ended in 2001. No long-term incentive payments were made under this Meritor plan in 1999, because the three-year performance cycle for the period ended September 30, 1999 was terminated after the first year (September 30, 1997), and payments with respect to that cycle were made at the time of termination. See Long-Term Incentive Plan Awards below.

(11) Mr. Hunt's long-term incentive payment for fiscal year 2001 includes early payout of the maximum amount of his target performance awards under performance plans ending in fiscal years 2001, 2002 and 2003. See Long-Term Incentive Plan Awards and Agreements with V. William Hunt below.

(12) This column includes (a) amounts contributed or accrued for fiscal years 2001, 2000 and 1999 for the Named Executive Officers under employee savings plans and related supplemental savings plans of the Company for the period after July 7, 2000, and of Arvin and Meritor, as applicable, for periods on and prior to July 7, 2000; (b) bonuses or other amounts paid in fiscal year 2000 in connection with the Merger, in the following amounts: Mr.
     Yost -- $700,000; Mr. O'Rourke -- $300,000; Mr. Daniel -- $1,844,790; and
     Mr. Hunt -- $7,732,662; (c) $40,902, $85,305 and $137,114 paid to Mr.
     Stinson in 2001, 2000 and 1999, respectively, and $159,567 paid to Mr. Daniel in 1999, as additional compensation for overseas assignments; and
     (d) $5,427,575 paid to Mr. Hunt in fiscal year 2001 under an employment agreement with the Company entered into in connection with the Merger (see Agreements with V. William Hunt below).

                                 OPTION GRANTS

     The following table shows option grants to the Named Executive Officers made during the fiscal year ended September 30, 2001 pursuant to the 1997 Long-Term Incentives Plan. These options are reflected in the Summary Compensation Table above.

                                                                                                    GRANT DATE
                                                          OPTION GRANTS                               VALUE
                                -----------------------------------------------------------------   ----------
                                                   PERCENTAGE OF TOTAL
                                   NUMBER OF         OPTIONS GRANTED
                                   SECURITIES          TO COMPANY         EXERCISE
                                   UNDERLYING           EMPLOYEES          OR BASE                  GRANT DATE
                                OPTIONS GRANTED         IN FISCAL        PRICE (PER    EXPIRATION    PRESENT
NAME                            (# OF SHARES)(1)         2001(2)          SHARE)(3)       DATE       VALUE(4)
----                            ----------------   -------------------   -----------   ----------   ----------
Larry D. Yost.................      208,000               14.78%          $14.8125      11/10/10    $  867,360
Terrence E. O'Rourke..........       63,000                4.48            14.8125      11/10/10       262,710
Thomas A. Gosnell.............       63,000                4.48            14.8125      11/10/10       262,710
Craig M. Stinson..............       63,000                4.48            14.8125      11/10/10       262,710
William K. Daniel.............       42,000                2.98            14.8125      11/10/10       175,140
V. William Hunt...............      188,000               13.36            14.8125      11/10/10       783,960

---------------
 (1) These grants were made under the ArvinMeritor 1997 Long-Term Incentives Plan on November 10, 2000. The first of three approximately equal installments of these options became exercisable November 10, 2001, and the second and third installments will become exercisable on November 10, 2002 and November 10, 2003, respectively, except with respect to Mr. Hunt. All of Mr. Hunt's options became exercisable upon his resignation as an officer and director on August 18, 2001 (see Agreements with V. William Hunt below).

 (2) Based on the total number of options to purchase ArvinMeritor Common Stock issued to employees during the fiscal year.

 (3) Exercise prices reflect market value per share (as defined in the 1997 Long-Term Incentives Plan) of ArvinMeritor Common Stock on the date of grant.

 (4) These values are based on the Black-Scholes option pricing model, which attempts to portray the value of an option at the date of grant. The actual value, if any, that may be realized from these options by the officer will depend solely on the gain in stock price over the exercise price when the options are exercised. Based on a per option share value of $4.17, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 37% and 5%, respectively; and an interest rate of 5.89%, which was the zero coupon
     7 1/2 year Treasury bond rate at the date of grant.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The Named Executive Officers did not exercise any options to purchase ArvinMeritor Common Stock during the fiscal year ended September 30, 2001. The following table shows the number of shares of Common Stock underlying unexercised options, and the value of unexercised in-the-money options, held by the Named Executive Officers as of September 30, 2001.

                                                              NUMBER OF SHARES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS HELD AT            IN-THE-MONEY OPTIONS AT
                                 SHARES                      SEPTEMBER 30, 2001           SEPTEMBER 30, 2001(1)
                                ACQUIRED      VALUE     ----------------------------   ---------------------------
NAME                           ON EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------    -------------   -----------   -------------
Larry D. Yost................       0           $0              0         208,000          $0             $0
Terrence E. O'Rourke.........       0            0         17,000          71,500           0              0
Thomas A. Gosnell............       0            0              0          63,000           0              0
Craig M. Stinson.............       0            0          4,250          63,000           0              0
William K. Daniel............       0            0         20,250          42,000           0              0
V. William Hunt..............       0            0        546,333(2)            0           0              0

---------------
(1) Based on the closing price of the Company's Common Stock ($14.29) on the New York Stock Exchange -- Composite Transactions reporting system on September 28, 2001, the last trading day in that month, none of the outstanding options to purchase the Company's Common Stock were in the money.

(2) All of Mr. Hunt's outstanding options vested and became exercisable on August 18, 2001. See Agreements with V. William Hunt below.

     In June 2001, the Company offered to exchange certain outstanding stock options for restricted shares of the Company's Common Stock, on a voluntary basis. (See Compensation Committee Report on Executive Compensation below.) On July 16, 2001, the Named Executive Officers surrendered the following stock options in exchange for restricted shares of Common Stock:

                                                     NUMBER         EXERCISE            NUMBER OF
NAME                                               OF OPTIONS         PRICE         RESTRICTED SHARES
----                                               ----------    ---------------    -----------------
Larry D. Yost....................................   441,000      $22.25 - $31.54         114,578
Terrence E. O'Rourke.............................    37,500               $22.25          10,997
Thomas A. Gosnell................................    51,225      $22.25 - $34.17          13,722
Craig M. Stinson.................................    14,000      $30.94 - $39.50           3,023
William K. Daniel................................    20,250      $23.81 - $39.50           3,974
V. William Hunt..................................   390,506      $23.81 - $39.50          87,540

     The surrendered options had been issued under the Company's various long-term incentives plans and, upon cancellation, pursuant to the provisions of the plans, approximately 2.8 million shares of Common Stock that were subject to these options became available for future grants. A portion of these shares was used in connection with the issuance of the exchanged restricted shares.

                        LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows information with respect to awards made during fiscal year 2001 to the Named Executive Officers under the 1997 Long-Term Incentives Plan.

                             NUMBER OF         PERFORMANCE OR         ESTIMATED FUTURE PAYMENT UNDER
                              SHARES,        OTHER PERIOD UNTIL        NON-STOCK PRICE-BASED PLANS
                           UNITS OR OTHER      MATURATION OR       ------------------------------------
NAME                        RIGHTS(1)(2)          PAYMENT          THRESHOLD    TARGET(2)    MAXIMUM(2)
----                       --------------    ------------------    ---------    ---------    ----------
Larry D. Yost............     $990,000        10/1/00-9/30/03         $0        $990,000     $2,970,000
Terrence E. O'Rourke.....      297,000        10/1/00-9/30/03          0         297,000        891,000
Thomas A. Gosnell........      297,000        10/1/00-9/30/03          0         297,000        891,000
Craig M. Stinson.........      297,000        10/1/00-9/30/03          0         297,000        891,000
William K. Daniel........      198,000        10/1/00-9-30/03          0         198,000        594,000
V. William Hunt..........      891,000        10/1/00-9/30/03          0         891,000      2,673,000(3)

---------------
(1) Potential awards for target performance are expressed as cash amounts.

(2) Amounts are stated before application of stock price change modifier, described below.

(3) Mr. Hunt received a payout of the maximum amount under this performance plan in August 2001. See Agreements with V. William Hunt below. This amount is included in the long-term incentive payments for fiscal year 2001 reported in the table under the heading Summary Compensation Table above.

     In connection with the Merger, the Company adopted the Meritor 1997 Long-Term Incentives Plan. Under this Plan, the Compensation Committee of the Board of Directors establishes performance periods of at least three fiscal years duration and performance objectives for those periods, and grants potential awards expressed as cash payments to key employees of the Company and its subsidiaries. Participants earn awards upon conclusion of the applicable performance period (which may vary from 0% to 300% of the target award) based on actual performance, as measured by earnings per share growth and cash flow/return on investment, against target levels established by the Compensation Committee. However, awards are subject to achieving minimum threshold levels established by the Compensation Committee. The award payments are further modified by the percentage change in the Company's Common Stock price over the three-year period of the performance plans, which may increase or decrease the payment finally awarded. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of the Company's Common Stock valued at the fair market value on the payment date.

     Long-term incentive payments in 2001 and 2000 were made in cash. There were no long-term incentive payments in 1999, because the three-year performance cycle ending on September 30, 1999 was terminated after the first year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of ArvinMeritor's executive compensation and has furnished the following report.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee has adopted compensation policies for ArvinMeritor intended to "pay for performance" through meeting three fundamental objectives:

     - foster the creation of shareowner value through close alignment of the financial interests of executives with those of the Company's shareowners,

     - recognize individual and team performance through evaluation of each executive's effectiveness in meeting strategic and operating plan goals, and

     - create compensation systems to attract, retain and motivate the high caliber of executives necessary for ArvinMeritor's leadership and growth.

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee believes the focus on "pay for performance" can best be achieved by aligning the financial interests of ArvinMeritor's key executives with those of its shareowners. Accordingly, it has set the following minimum Ownership Guidelines (multiple of base salary) to be achieved and maintained:

                                                              COMMON STOCK
                                                              MARKET VALUE
                                                              ------------
- Chief Executive Officer...................................      5
- Senior Vice Presidents....................................      3
- Other Executive Officers..................................      2
- Other Vice Presidents.....................................      1.5
- Other Executives subject to the guidelines................      1

     Non-U.S. based executives in each category listed above are subject to the same Ownership Guidelines, except that "Other Vice Presidents" are subject to a multiple of 1, and "Other Executives subject to the guidelines" are subject to a multiple of 0.5.

     Shares owned directly (including restricted shares of Common Stock) or through savings plans of ArvinMeritor or Rockwell are considered for determining whether an executive meets the Ownership Guidelines. Shares subject to unexercised stock options are not considered. The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends five years after the date the Ownership Guidelines become applicable to them. All ArvinMeritor executives are within the five-year transition period for satisfying the Guidelines. As of November 30, 2001, the chief executive officer, senior vice presidents and other executive officers owned an aggregate of approximately 514,000 shares of ArvinMeritor Common Stock.

COMPENSATION STRATEGY

     The Compensation Committee carries out its "pay for performance" philosophy by tying each executive's total compensation to the performance of both the Company and the individual. Base salaries are set at a level that is competitive with other major automotive suppliers, commensurate with responsibilities and experience. However, executives have an opportunity to earn above-median compensation through ArvinMeritor's annual and long-term incentive plans, which provide rewards for superior performance by the individual and the Company. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

     At the beginning of fiscal year 2001, the Compensation Committee reviewed data compiled by Towers Perrin from competing companies and reference data for a broader group of comparable industrial companies in determining executive compensation for the year. The data reviewed included data from eight of the twelve companies in the peer group of companies used to compare ArvinMeritor's shareowner return (see Shareowner Return Performance Presentation below).

     Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of $1 million paid in any taxable year to the Chief Executive Officer or any of the other four most highly compensated individuals who were executive officers as of the end of the year, unless the compensation is "performance based." Awards under the 1997 Long-Term Incentives Plan, the 1998 Stock Benefit Plan and the Employee Stock Benefit Plan, each as amended ("long-term incentive plans") are designed to be "performance based" for purposes of Section 162(m) and are not subject to the limit on deductibility. However, base salaries and awards under the Incentive Compensation Plan do not qualify as "performance based" compensation for this purpose, because the Compensation Committee retains discretion with respect to these payments. The Compensation Committee's policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of ArvinMeritor and its shareowners. None of the ArvinMeritor executive officers to whom this limitation applies earned in excess of $1 million of non-performance-based compensation in fiscal year 2001.

COMPONENTS OF ARVINMERITOR'S COMPENSATION PLANS

     The primary components of ArvinMeritor's executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

     - Base Salary -- In the early part of fiscal year 2001, the Compensation Committee established the base salaries of the Company's senior executives, including Messrs. Hunt, O'Rourke, Gosnell, Stinson and Daniel. The Compensation Committee separately determined the salary for the Chief Executive Officer (as discussed below), and established the base salaries of other senior executives upon recommendations of the Chief Executive Officer and ArvinMeritor's senior human resources executives. The recommended base salaries were developed based on survey data and the consultant's reports, on individual performance and on judgments as to the expected future contributions of the individual senior executives. Base salaries also reflect the number of years of experience that each executive had in his or her current position.

     - Annual Incentives -- Near the beginning of fiscal year 2001, the Compensation Committee and the Board of Directors reviewed with the Chief Executive Officer the corporate goals and objectives for that year. These goals and objectives were focused on objectives tied to creating shareowner value, which included measurable financial goals for the fiscal year as well as strategic goals that require more subjective assessments. The financial objectives for fiscal year 2001 included earnings per share growth and improvement in the ratio of non-cash working capital to sales. ArvinMeritor's strategic objectives related to creating shareowner value, exceeding customer expectations, out-performing the competition, developing an employee-valued culture, building supplier relationships and enhancing social responsibility. In addition, separate goals and objectives were developed for each of the business units, tailored to its particular operations, and for each individual. When corporate, business unit and individual goals and objectives are achieved, incentive compensation is intended to be awarded at or above 100% of stated target levels. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance.

     In assessing performance for the year, the Compensation Committee focused solely on earnings per share growth and did not consider the attainment of remaining corporate and individual goals. Since the Company did not achieve minimum required thresholds for earnings growth in fiscal year 2001, no incentive compensation awards were made to ArvinMeritor's executives or key employees. (See Payments to Mr. Hunt below for information on certain incentives-related payments made to Mr. Hunt.)

     - Long-Term Incentives -- ArvinMeritor's long-term incentive plans provide the flexibility to grant long-term incentives in a variety of forms, including target performance awards, stock options, stock appreciation rights and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the types of long-term incentives it believes are most likely to achieve ArvinMeritor's total compensation objectives.

     In fiscal year 2001, the Compensation Committee provided long-term incentives to executive officers two-thirds through stock option grants and one-third through awards under long-term performance plans. Other executives' long-term incentives were provided one-quarter each through grants of restricted shares and stock options and one-half through awards under long-term performance plans. Other key employees' long-term incentives were provided solely through grants of restricted shares. This represents a modification of the policy that was reported in the proxy statement for the 2001 annual meeting of shareowners, which did not include restricted share grants as part of the long-term incentive package for other executives and key employees. The Compensation Committee believes that this revised allocation provides a more attractive incentive for achievement of the Company's goals than the prior policy, while it continues to align the interests of executives with the interests of shareowners and to provide a means of increasing ownership of Common Stock.

     Stock Options. In accordance with these practices, the Compensation Committee granted stock options to executive officers, including the Named Executive Officers (see the table under Executive Compensation -- Option Grants above), in fiscal year 2001. The Compensation Committee determined the individual award of stock options to the Chief Executive Officer (as discussed below), and reviewed the Chief Executive Officer's recommendations for individual awards of stock options to other key executives. The Compensation Committee also considered relevant survey data and the consultant's reports and the anticipated future contributions of the individual executive officers.

     Performance Awards. In fiscal year 2001, the Compensation Committee established a performance plan with a three-year performance period ending September 30, 2003, and made target performance awards to executives, including the Named Executive Officers (see Executive Compensation -- Long-Term Incentive Plan Awards above). Under the performance plan, potential compensation depends on achieving levels of earnings per share growth and cash flow/return on investment, as modified by the change in the price of ArvinMeritor Common Stock during the term of the performance period.

     In fiscal year 1999, the Compensation and Management Development Committee of Meritor Automotive, Inc. ("Meritor Compensation Committee") granted key executives long-term incentives under the 1997 Long-Term Incentives Plan. These incentives were granted, in part, in the form of target performance awards under a performance plan that provided a long-term compensation opportunity dependent on achieving certain goals over a period of three fiscal years ended September 30, 2001. These goals were measured by sales weighted content per vehicle growth, cash flow/return on investment and return on sales, as modified by the change in the price of Meritor common stock (as converted to ArvinMeritor Common Stock) during the term of the performance period. On November 13, 2001, the Compensation Committee made long-term incentive awards to key executives, including Messrs. Yost, O'Rourke and Gosnell, with respect to these 1999 grants; awards were also made to Messrs. Stinson and Daniel, based on pro rata target performance awards made to them under this performance plan at the time of the Merger (see the column headed "Long-Term Incentive Payments" in the table under Executive Compensation -- Summary Compensation Table above). Awards were based on the formulae in the performance plan established by the Meritor Compensation Committee, as adjusted to reflect the Merger. These awards were paid in cash. Mr. Hunt's award for this performance period was based on the terms of his agreements with ArvinMeritor (see Payments to Mr. Hunt below).

     Exchange of Outstanding Options for Restricted Shares. In the third quarter of fiscal year 2001, most of ArvinMeritor's outstanding stock options were significantly "out of the money," i.e., the exercise price was greater than the market price of the Common Stock, thus impairing their value as performance incentives. In order to retain and motivate qualified executive officers and other key employees, the Compensation Committee authorized the replacement, on a voluntary basis, of certain stock options (having an exercise price greater than or equal to $22.25 per share) with restricted shares of Common Stock. The Compensation Committee carefully considered the following factors: (i) the potential impact of the exchange on shareowners and the affected executives and key employees; (ii) the perception of the exchange by shareowners, employees and market analysts; (iii) the impact on investor relations; (iv) the extent of recent executive turnover; (v) practices implemented at peer companies to address similar situations; (vi) the projected value to executives and other key employees and cost to the Company; and (vii) the effect on the number of shares available for future grants under ArvinMeritor's long-term incentive plans.

     On July 16, 2001, the exchange date, each optionholder who accepted the exchange offer received restricted shares of Common Stock at specified exchange rates. The optionholder received restricted shares with a value equal to approximately 90% of the value of surrendered options expiring before June 1, 2008, and 75% of the value of surrendered options expiring on or after June 1, 2008. The exchange rate was determined as of May 25, 2001 (seven days prior to the offer date), based on the value of each stock option using the Black-Scholes option pricing model, and the market value of the Common Stock (based on the average of the daily closing prices per share on the New York Stock
Exchange -- Composite Transactions reporting system for the prior 22 consecutive trading days). In response to this offer, a total of 2,810,471 options were surrendered in exchange for 681,832 restricted shares of Common Stock. (See Executive Compensation -- Aggregated Option Exercises and Fiscal Year-End Values above for information on the number of options exchanged by and restricted shares issued to the Named Executive Officers.)

     The restricted period for the shares will terminate five years after their date of issuance (July 16, 2006), if the grantee has been continuously employed by the Company until that date. The restricted period could terminate earlier if specified levels of earnings per share growth are achieved. In addition, if a grantee with ten or more years of service retires under a Company retirement plan more than one year after the date of issuance of the restricted stock, all of the grantee's restricted stock would vest if he retires at age 62 or older, and a portion of his restricted stock would vest if he retires prior to attaining age 62.

     - Payments to Mr. Hunt -- Pursuant to an agreement with Mr. Hunt in conjunction with the Merger, Mr. Hunt, on his resignation from his position as an officer, received cash payments that included a pro rata portion of his highest annual bonus from the past three years; three times the sum of his base salary and the highest of his three most recent annual bonuses; and the maximum payout on target awards previously granted to him under the 1997 Long-Term Incentives Plan for the three-year performance periods ending September 30, 2001, 2002 and 2003. In addition, all of Mr. Hunt's outstanding restricted shares and stock options vested immediately upon effectiveness of his resignation. (See Executive Compensation above and Agreements with V. William Hunt below.)

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Yost's base salary for fiscal year 2001 was $840,000, which the Compensation Committee believed was in line with its compensation philosophy and appropriately reflected the responsibilities Mr. Yost had as Chief Executive Officer of the Company. In accordance with the Compensation Committee's assessment of the Company's financial performance in the past year (described above in this report under the heading Components of ArvinMeritor's Compensation Plans -- Annual Incentives), Mr. Yost did not receive any annual incentive compensation for fiscal year 2001.

     The Compensation Committee granted stock options to Mr. Yost in fiscal year 2001 as long-term incentives (see Executive Compensation -- Option Grants above). In determining the number of options granted, the Compensation Committee considered advice of independent compensation consultants and the value of long-term incentives provided by other comparable companies, as reported in surveys. The Compensation Committee also considered Mr. Yost's total compensation, as well as his past and expected future contributions to the achievement of ArvinMeritor's long-term performance goals. The Compensation Committee also granted Mr. Yost target performance awards under the performance plan established in fiscal 2001 for the three-year performance period ending September 30, 2003 (see Executive Compensation -- Long-Term Incentive Plan Awards above).

     The Compensation Committee made a long-term incentive award of $257,088 to Mr. Yost in fiscal year 2001 with respect to the target performance awards granted in 1999 by the Meritor Compensation Committee (see Components of ArvinMeritor's Compensation Plans -- Long-Term Incentives above in this report). This award, which was paid in cash, was based on the same criteria applicable to other executives and the position Mr. Yost held with Meritor at the beginning of the performance period.

     The Board in executive session (when Mr. Yost was not present) received and discussed the Compensation Committee's evaluation of the Company's and Mr. Yost's performance in the 2001 fiscal year. The Board also reviewed the Compensation Committee's decision not to make any annual incentive award to Mr. Yost for that year, and the long-term incentives granted to Mr. Yost in the form of stock options and target performance awards.

SUMMARY

     The Committee believes that ArvinMeritor's compensation plans are integrated and consistent with the Company's strategic objectives and are properly aligned with shareowners' best interests. The programs enable the Company to attract, retain and motivate highly qualified individuals and provide appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Compensation Committee periodically re-assesses these programs to assure that they emphasize performance and reward the enhancement of shareowner value, and modifies the programs as necessary and appropriate to achieve their stated objectives.
                          Compensation and Management
                             Development Committee

                           Harold A. Poling, Chairman
                               Steven C. Beering
                               Joseph P. Flannery
                                Charles H. Harff
                               James E. Perrella
                                Martin D. Walker

AGREEMENTS WITH V. WILLIAM HUNT

     The Company had an employment agreement with Mr. Hunt that became effective upon completion of the Merger. Under this agreement, the parties agreed, among other things, that Mr. Hunt would be employed in the position of Vice Chairman and President until October 2003 and that his base salary and incentive compensation for 2001 and 2002 would be made at specified levels. The agreement also provided for an initial award to Mr. Hunt at the time of the Merger. This award was made in a lump-sum cash payment of $7,732,662, as of July 7, 2000, and is included for fiscal year 2000 under the column headed "Other Compensation" in the table under Summary Compensation Table above.

     The employment agreement also provided that if the Company terminated Mr. Hunt's employment without cause, or if Mr. Hunt terminated it for good reason, each as defined in the agreement, Mr. Hunt would be entitled to (a) his accrued and unpaid salary and a pro rata annual bonus, (b) a cash severance payment equal to three times the sum of his base salary and the highest of his three most recent annual bonuses, (c) accrued vacation pay and any compensation previously deferred, (d) an immediate annual pension benefit at least equal to the benefit he would receive if the compensation provided for under (a) through
(c) had been paid to him over the next three years, (e) lifetime medical and dental benefits, (f) immediate and full vesting of any restricted stock, stock options, other stock-based compensation and long-term incentive awards granted to him, and (g) any other benefits to which he would be entitled outside the agreement. The agreement also had an excise tax gross-up provision under which he would be made whole after payment of any excise taxes under the Internal Revenue Code.

     Mr. Hunt resigned from his positions as a director and officer, effective August 18, 2001, and became entitled to the payments and benefits specified in his employment agreement, as described in the preceding paragraph. The Company made a lump-sum cash payment of $10,232,898 million to Mr. Hunt, and all of his stock options and restricted stock vested, upon effectiveness of his resignation. Mr. Hunt has agreed that he will refrain from competing with the Company for one year from the date of his resignation.

AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS

     Each of the Named Executive Officers (except Mr. Hunt) received and accepted an employment offer letter at or after the time of the Merger. Under the terms of these letters, if the Company terminates the executive's employment without cause, the executive will receive any accrued and unpaid compensation, monthly severance pay for a period of 12 to 36 months (depending on years of service), pro rata annual bonus participation through the date of termination, continuation of benefits throughout the severance period, full vesting of all stock options, extension of exercise period for stock options, payment of all vested benefits, and outplacement services. The executives also agreed to an 18-month non-solicitation provision, perpetual non-disclosure and confidentiality, and mandatory arbitration of disputes.

SHAREOWNER RETURN PERFORMANCE PRESENTATION

     The Merger of Meritor and Arvin into the Company occurred on July 7, 2000, and the Company's Common Stock began trading on the New York Stock Exchange on July 10, 2000. As a result, the cumulative total shareowner return on the Common Stock of the merged entity cannot be provided for any period before that date.

     The line graph below compares the cumulative total shareowner return on an investment in Meritor's common stock against the cumulative total return of the S&P 500 and a peer group of companies for the period from October 1, 1997 (the date Meritor commenced operations as an independent company) to September 30, 2001, assuming a fixed investment of $100 at the respective closing prices on the last day of each fiscal year and reinvestment of all cash dividends. The fiscal years ended September 30, 2000 and 2001 reflect the exchange of each share of Meritor common stock for .75 of a share of Company Common Stock on the effective date of the Merger.

                           COMPARISON OF TOTAL RETURN
             COMMON STOCK, S&P 500 INDEX(1) AND PEER GROUP INDEX(2)
[LINE GRAPH]

                                                      ARVINMERITOR            S&P 500 MARKET INDEX          PEER GROUP INDEX
                                                      ------------            --------------------          ----------------
10/01/97                                                 100.00                      100.00                      100.00
9/30/98                                                   64.20                      109.05                       76.35
9/30/99                                                   90.84                      139.37                       89.79
9/29/00                                                   49.60                      157.88                       68.31
9/28/01                                                   52.61                      115.85                       65.78

---------------
(1) Standard & Poor's 500 Market Index.

(2) The Company believes that a peer group of representative independent automotive suppliers of comparable size and products to ArvinMeritor is appropriate for comparing shareowner return. The peer group consists of Borg-Warner Automotive, Inc., Cummins Engine, Inc., Dana Corporation, Delphi Automotive Systems, Eaton Corporation, Federal Mogul Corporation, Johnson Controls, Inc., Lear Corporation, Superior Industries International, Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation. This differs from the peer group in last year's proxy statement in that Detroit Diesel Corporation and MascoTech, Inc., which were acquired by other companies, are no longer included.

RETIREMENT BENEFITS

     Arvin and Meritor had separate retirement plans covering their respective employees, and the Company assumed these plans at the time of the Merger. These separate retirement plans were superseded by an integrated plan of the Company, effective January 1, 2001.

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under the Company's new retirement plan, which covers most officers and other salaried employees of the Company on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

                                  ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED
                                -----------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS         10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS     35 YEARS
-----------------------         ---------   ---------   ---------   ---------   ---------   -----------
$  600,000 ...................  $ 88,325    $132,488    $176,651    $220,814    $264,976    $  309,139
   800,000 ...................   118,325     177,488     236,651     295,814     354,976       414,139
 1,000,000 ...................   148,325     222,488     296,651     370,814     444,976       519,139
 1,200,000 ...................   178,325     267,488     356,651     445,814     534,976       624,139
 1,400,000 ...................   208,325     312,488     416,651     520,814     624,976       729,139
 1,600,000 ...................   238,325     357,488     476,651     595,814     714,976       834,139
 1,800,000 ...................   268,325     402,488     536,651     670,814     804,976       939,139
 2,000,000 ...................   298,325     447,488     596,651     745,814     894,976     1,044,139
 2,200,000 ...................   328,325     492,488     656,651     820,814     984,976     1,149,139

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the new plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. The Company's new plan credits participants for service earned with the Company, Arvin, Meritor and Rockwell, as applicable. The credited years of service of Messrs. Yost, O'Rourke, Gosnell, Stinson and Daniel are 30, 2, 22, 18 and 14, respectively. Mr. Hunt was credited with 28 years of service pursuant to the terms of his agreements with the Company. See Agreements with V. William Hunt above.

     The new plan includes "grandfathering" provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the new plan and those earned under the predecessor plans prior to January 1, 2001.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a supplemental plan that authorizes the payment out of its general funds of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections. Effective January 1, 2001, this new supplemental plan replaced separate supplemental plans of Arvin and Meritor.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors is currently comprised of four directors who are not officers or employees of the Company. All members meet the criteria for independence, as defined in rules adopted by the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee, which was included as an appendix to the proxy statement for the Company's 2001 Annual Meeting of Shareowners.

     In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of the Company. In addition, for each fiscal year, the Audit Committee selects independent public accountants to audit the financial statements of the Company and its subsidiaries, subject to approval of the Board of Directors and the Company's shareowners. In fiscal year 2001, the Audit Committee held six meetings.

     During these meetings, the Audit Committee discussed with management, the internal auditors and Deloitte & Touche LLP, independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing and the results of internal audit examinations. The Audit Committee also reviewed with both Deloitte & Touche LLP and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee reviewed the interim financial information contained in each quarterly earnings announcement in fiscal year 2001 and discussed this information with Deloitte & Touche LLP and with the Company's chief financial officer and its controller prior to release.

     The discussions with Deloitte & Touche LLP included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. The Audit Committee received from Deloitte & Touche LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and the Company that might bear on the auditors' independence, and discussed this information with Deloitte & Touche LLP. The Audit Committee also has considered whether the provision of the non-audit services described below by Deloitte & Touche LLP is compatible with maintaining their independence.

     The Audit Committee has reviewed the audited financial statements of the Company and its consolidated subsidiaries as of and for the fiscal year ended September 30, 2001, and has discussed the audited financial statements with management and with Deloitte & Touche LLP. Based on all of the foregoing reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001, to be filed with the Securities and Exchange Commission.

                                Audit Committee

                        William D. George, Jr., Chairman
                                Charles H. Harff
                              Victoria B. Jackson
                                James E. Marley

INDEPENDENT ACCOUNTANTS' FEES

     During fiscal year 2001, Deloitte & Touche LLP billed ArvinMeritor and its subsidiaries the following fees for its services:

Audit fees..................................................  $2,075,000
Financial information systems design and implementation
  fees......................................................          --
All other fees..............................................   5,770,000(a)
                                                              ----------
     TOTAL..................................................  $7,845,000

---------------
(a) Includes fees for tax consulting and compliance, merger and acquisition services, statutory audit services and other non-audit services.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for the Company since the Merger and acted as auditors for Meritor from its inception.

     Before the Audit Committee recommended to the full Board the appointment of Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for the Company and for Meritor prior to the Merger and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2002 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP TO ACT AS AUDITORS FOR THE COMPANY, WHICH IS PRESENTED AS ITEM (2).

VOTE REQUIRED

     At the 2002 Annual Meeting, the four nominees who receive the greatest number of votes for election as Class II directors, and the nominee who receives the greatest number of votes for election as a Class III director, cast by the holders of the Company's Common Stock entitled to vote at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. To approve the selection of auditors, more votes must be cast in favor of the proposal than are cast against it, a quorum being present. The presence, in person or by proxy, of the holders of at least a majority of the shares of the Company's Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum.

     Under Indiana law and the Company's Restated Articles of Incorporation and By-Laws, the aggregate number of votes cast "for" and "against" by all shareowners present in person or represented by proxy at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors, and the total number of votes cast "for" such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors and the approval of the selection of auditors (assuming a quorum is present).

OTHER MATTERS

     The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1) and (2) of the accompanying Notice of 2002 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and information furnished by these parties, the Company believes that all its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in securities of the Company in fiscal year 2001.

ANNUAL REPORTS

     The Company's Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2001, was mailed to shareowners with this proxy statement.

SHAREOWNER PROPOSALS FOR 2003 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2003 Annual Meeting of Shareowners must be received on or before September 6, 2002, at the Office of the Secretary at the Company's World Headquarters located at 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in the Company's proxy materials. In addition, the Company's By-Laws require a shareowner desiring to propose any matter for consideration at the 2003 Annual Meeting of Shareowners to notify the Company's Secretary in writing at the above address on or after October 23, 2002 and on or before November 23, 2002.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by directors, officers and employees of the Company without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

January 4, 2002

If you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on February 20, 2002, please be sure to request an admittance card by:

     - marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

     - indicating your desire to attend the meeting when you grant your proxy via the Company's telephone or Internet voting procedures; or

     - writing to the Company at the following address:

            ArvinMeritor, Inc.
           2135 West Maple Road
           Troy, Michigan 48084
           Attention: Secretary

PROXY

                               ARVINMERITOR, INC.

            PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, TRUSTEE,
                     AND/OR WELLS FARGO BANK, N.A., TRUSTEE

      The undersigned hereby appoints Larry D. Yost, William D. George, Jr. and Charles H. Harff, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on February 20, 2002, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

      The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, and Wells Fargo Bank, N.A., Trustee, to vote shares of capital stock of the Company allocated, respectively, to accounts of the undersigned under the ArvinMeritor, Inc. Savings Plan, the ArvinMeritor, Inc. Employees Savings Plan, the various Rockwell International Corporation and Rockwell Collins Savings Plans (Rockwell Salaried Retirement Savings Plan, Rockwell Non-Represented Hourly Retirement Savings Plan, Rockwell Employee Savings and Investment Plan for Represented Hourly Employees, Rockwell Retirement Savings Plan for Represented Hourly Employees, Rockwell Retirement Savings Plan for Certain Employees, Rockwell Collins Retirement Savings Plan for Salaried Employees, Rockwell Collins Retirement Savings Plan for Hourly Employees, and Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

      The undersigned also provides directions to Wells Fargo Bank, N.A., Trustee, to vote all such shares allocated to Rockwell and Rockwell Collins Savings Plan accounts of the undersigned as it deems proper on such other matters as may properly come before the meeting.

IF NO SPECIFICATION IS MADE ON THE REVERSE SIDE OF THIS CARD:

      - ALL SUCH SHARES OWNED OF RECORD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS AND FOR PROPOSAL
            (2);

      - ALL SUCH SHARES ALLOCATED TO THE ROCKWELL AND ROCKWELL COLLINS SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED WILL BE VOTED AS WELLS FARGO AS TRUSTEE DEEMS PROPER;

      - ALL SUCH SHARES ALLOCATED TO THE ARVINMERITOR SAVINGS PLAN AND EMPLOYEES SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED WILL BE VOTED ON PROPOSALS (1) AND (2) IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.

                                                                     SEE REVERSE
                                                                         SIDE
           (continued, and to be signed and dated, on the other side)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



                              [ARVIN MERITOR LOGO]

AFTER YOU READ THE PROXY/DIRECTION CARD AND THE ACCOMPANYING PROXY STATEMENT, YOU CAN VOTE IN ONE OF THREE WAYS:

TELEPHONE VOTING:

      1. Call 1-877-PRX-VOTE (1-877-779-8683), toll-free, from a touchtone telephone (outside US and Canada, call 201-536-8073).

      2. Enter your control number, located on the reverse side of this card, just below the perforation.

      3.    Follow the recorded instructions.


INTERNET VOTING:

      1.    Log onto Internet and type: http://www.eproxyvote.com/arm.

      2. Enter your control number, located on the reverse side of this card, just below the perforation.

      3.    Follow the on-line instructions.

PROXY/DIRECTION CARD:

      1. Mark, sign and date your proxy/direction card, and return it promptly in the enclosed return envelope.

[X]   PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.                  5890


            THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (1) AND (2).

                                    FOR ALL                WITHHOLD AUTHORITY
                                NOMINEES LISTED          FOR ALL NOMINEES LISTED
1. Election
   of Directors                       [ ]                          [ ]

For, except vote withheld from the following nominee(s):


--------------------------------------------------------------------------------

Nominees        01. Rhonda L. Brooks
for a term      02. Joseph P. Flannery
expiring in     03. Charles H. Harff
2005:           04. Martin D. Walker

Nominee         05. Steven C. Beering
for a term
expiring in
2003:


                                            FOR          AGAINST         ABSTAIN
2. The selection of auditors                [ ]            [ ]             [ ]


Annual Report -- Mark here to
discontinue mailing of annual report        [ ]
to shareowners for this account (for
multiple account holders only)

I will attend the annual meeting.           [ ]



SIGNATURE(S)                                           DATE
            -------------------------------------------    ---------------------

NOTE: Please sign, date and return the proxy card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


      WHERE A VOTE IS NOT SPECIFIED:

      - THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2) AND WILL VOTE AS THEY DEEM PROPER ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING;

      - WELLS FARGO, AS TRUSTEE, WILL VOTE THE SHARES AS IT DEEMS PROPER ON PROPOSALS (1) AND (2) AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING; AND

      -     T. ROWE PRICE, AS TRUSTEE, WILL EACH VOTE THE SHARES ON PROPOSALS
            (1) AND (2) IN THE SAME MANNER AND PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.



       TO PARTICIPANTS IN THE ROCKWELL AND ROCKWELL COLLINS SAVINGS PLANS:

Please vote in accordance with the instructions on the reverse side of this card by February 15, 2002. If you do not properly vote by that date, Wells Fargo Bank, N.A., as Trustee for the Rockwell and Rockwell Collins Savings Plans, will vote the shares allocated to your Savings Plan accounts as it deems proper.


                        ELECTRONIC DELIVERY OF DOCUMENTS

IF YOU WOULD LIKE TO RECEIVE ARVINMERITOR, INC. ANNUAL MEETING MATERIALS ON-LINE IN THE FUTURE, PLEASE GO TO THE CONSENT SITE DIRECTORY ON THE INTERNET AT http://www.econsent.com/arm.